Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2007, except for the reverse stock split disclosure in Note 11, as to which the date is June         , 2007, accompanying the consolidated financial statements of NimbleGen Systems, Inc. and Subsidiaries contained in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-141364) and Prospectus, which will be signed upon consummation of the transaction described in Note 11 to the consolidated financial statements. We consent to the use of the aforementioned report in Amendment No. 3 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Madison, Wisconsin

May 28, 2007